EXHIBIT 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

JETBLACK CORP.

ARTICLE I

The name of the corporation shall be Jetblack Corp. (the "Corporation").

ARTICLE II

The period of its duration shall be perpetual.

ARTICLE III

The Corporation is organized purpose of conducting any lawful business for which a corporation may be organized under the laws of the State of Nevada.

ARTICLE IV

The aggregate number of shares that the Corporation will· have authority to issue is One Billion Three Hundred Fifty Million (1,350,000.000) shares will be Common Stock, with a par value of $0.001 per share. The aggregate number of shares is FIXED at One Billion Three Hundred Fifty Million (1,350,000,000) shares of common stock and may NOT be increased at any time in the future. Shares of common stock may be issued, without shareholder action, from time to time in one or more series as may from time to time be determined by the board of directors. The board of directors of this Corporation is hereby expressly granted authority, without shareholder action, and within the limits set forth in the Nevada Revised Statute, to:

(i)

designate in whole or in part, the powers, preferences, limitations, and relative rights, of any class of shares before the issuance of any shares of that class;

(ii)

create one or more series within a class of shares, fix the number of shares of each such series, and designate, in whole or part, the powers, preferences, limitations, and relative rights of the series, all before the issuance of any shares of that series;

(iii)

alter or revoke the powers, preferences, limitations, and relative rights granted to or imposed-upon any wholly unissued class of shares or any wholly unissued series of any class of shares;

(iv)

increase or decrease the number of shares constituting any series, the number of shares of which was originally fixed by the board of directors, either before or after the issuance of shares of the series; provided that, the number may not be decreased below the number of shares of the series then outstanding, or increased above the total number of authorized shares of the applicable class of shares available for designation as a part of the series;

(v)

determine the dividend rate on the shares of any class of shares or series of shares, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that class of shares or series of shares;

(vi)

determine whether that class of shares or series of shares will have voting rights; in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(vii)

determine whether that class of shares or series of shares will have conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors determines;

(viii)

determine whether or not the shares of that class of shares or series of shares will be redeemable and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(ix)

determine whether that class of shares or series of shares will have a sinking fund for the redemption or purchase of shares of that class of shares or series of shares and, if so, the terms and amount of such sinking fund;

(x)

determine the rights of the shares of that class of shares or series of shares in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that class of shares or series of shares; and

(xi)

determine any other relative rights, preferences and limitations of that class of shares or series of shares.

The allocation between the classes, or among the series of each class, of unlimited voting rights and the right to receive the net assets of the Corporation upon dissolution, shall be as designated by the board of directors. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in the Corporation’s bylaws or in any amendment hereto shall be vested in the common stock. Accordingly, unless and until otherwise designated by the board of directors of the Corporation, and subject to any superior rights as so designated, the Common Stock shall have unlimited voting rights and be entitled to receive the net assets of the Corporation upon dissolution.

ARTICLE V

Provisions for the regulation of the internal affairs of the Corporation will be contained in its Bylaws as adopted by the Board of Directors. The number of Directors of the Corporation shall be fixed by its Bylaws.

ARTICLE VI

The Corporation shall indemnify any person against expenses including without limitation, attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by reason of the tact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. In all circumstances in which and to the extent that, such indemnification is permitted and provided for by the laws of the State of Nevada then in effect.

ARTICLE V

To the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes, as the same exists or may hereafter be amended, an officer or director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages.

ARTICLE VIII

The Corporation expressly elects not to be governed by or be subject to the provisions of actions 78J78 through 78.3793 of the Nevada Revised Statutes or any similar or successor statutes adopted by any state which may be deemed to apply to the Corporation from time to time.

SIGNATURE

The undersigned hereby certifies on behalf of JETBLACK CORP, a corporation duly organized and existing under the laws of the State of Nevada (the “Corporation”) that:

1.

The undersigned is the President and Secretary, respectively, of the Corporation.

2.

The foregoing Amended and Restated Articles of Incorporation have been duly approved by a majority vote of the Board of Directors.

3.

The foregoing Amended and Restated Articles of Incorporation has been duly approved by the required vote of the shareholders in accordance with Nevada Corporations Code.

I further declare under penalty of perjury under the laws of the State of Nevada that the matters set forth in this certificate are true and correct of our own knowledge.

IN WITNESS WHEREOF, the undersigned officers have signed this Amendment and Restated Articles of Incorporation this 1st day of May, 2019.

/s/ Daniel A. Goldin

By: Chairman, CFO, CEO of Jetblack Corp.

Name: Daniel A. Goldin

4